UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 12b-25

NOTIFICATION OF LATE FILING

OMB APPROVAL
OMB Number 3235-0058
Expires March 31, 2006
Estimated average burden
hours per response…2.50

SEC FILE NUMBER
0-27219

CUSIP NUMBER
307071 10 0

Check One:  [ ]Form 10-K [ ]Form 20-F [ ]Form 11-K [x ]Form 10-Q [ ]Form N-SAR

For Period Ended: September 30, 2004

[ ]Transition Report on Form 10-K

[ ]Transition Report on Form 20-F

[ ]Transition Report on Form 11-K

[ ]Transition Report on Form 10-Q

[ ]Transition Report on Form N-SAR

For the Transition Period Ended: _______________________________

_________________________________________________________________

PART I -- REGISTRANT INFORMATION

_________________________________________________________________

Full Name of Registrant

Warning Model Management, INC.

_________________________________________________________________

Address of Principal Executive Office (Street and Number)

9440 SANTA MONICA BOULEVARD, SUITE 400

________________________________________________________________

City, State and Zip Code

BEVERLY HILLS, CA 90210

________________________________________________________________

PART II -- Rules 12b-25(b) and (c)

________________________________________________________________

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to 12b-25(b) [Paragraph 23,047], the following should be completed.

(Check box if appropriate.)  [X]

(a)  The reasons described in reasonable detail in Part III of this  form could not be eliminated without unreasonable effort or expense;

(b)  The subject annual report, semiannual report, transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof,  will be filed on or before the fifteenth calendar day following the prescribed due date or the subject quarterly report of transition report on Form 10-Q, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and (c)  The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

_________________________________________________________________

PART III -- NARRATIVE

_________________________________________________________________

State below in reasonable detail the reasons why the Form 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report, or portion thereof, could not be filed within the prescribed time period.

The review of the financials by the outside auditors will be completed on or about November 17, 2004.

________________________________________________________________

PART IV -- OTHER INFORMATION

_________________________________________________________________

(1)  Name and telephone number of person to contact in regard to this notification.

Owen Naccarato                  949        851-9261

________________________________________________________

(Name)                      (Area Code)        (Telephone Number)

_______________________________________________________________

(2)  Have all other periodic reports under Section 13 or 15(d) of the Securities Exchange Act of 1934 ("Exchange Act") or Section 30 of the Investment Company Act of 1940 during the preceding twelve months (or for such shorter period that the registrant was required to filer such reports) been filed?

                                                                                                                    [X] YES [ ] NO

If the answer is no, identify reports.

________________________________________________________________

(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report, or portion thereof?

                                                                                                                   [X ] YES [ ] NO

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

The recent acquisition of ESI, Inc. will result in a change in figures. We are still compiling the information.

_______________________________________________________________

 Warning Model Management INC.
[Missing Graphic Reference]
(Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 15, 2004	By	/s/ Brian Bonar

Brian Bonar CEO

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative’s authority to sign on behalf of the registrant shall be filed with the form.